Exhibit 10.14

AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT

This is an Amendment dated as of January 1, 2012 to an Executive Employment Agreement dated as of the 24th day of October, 2005, as amended on July 16, 2008 (referred to herein as the “Agreement”) between United National Insurance Company (the “Company”) and William J. Devlin, Jr., an individual residing at 119 Stout Road, Ambler, PA 19002 (the “Executive”).

WHEREAS, the Executive is employed by the Company as Vice Senior Vice President, Claims, under the terms of an employment agreement dated October 24, 2005, as amended on July 16, 2008; and

WHEREAS, Section 2 of the Agreement entitled “Position and Duties” provides that the Executive shall serve as the Senior Vice President, Claims, reporting to the President of United America Indemnity Group, Inc. (“UAIGI”); and

WHEREAS, the Executive will be reporting to the Chief Executive Officer of Global Indemnity Group, Inc.; and

WHEREAS, the name of the contracting Company should be changed from United National Insurance Company to Global Indemnity Group, Inc.; and

WHEREAS, Section 4(a) of the Agreement entitled “Annual Direct Salary” provides that the Executive shall receive an annual direct salary of not less than $225,000 per year; and

WHEREAS, as of January 1, 2012 the Company desires to amend the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Agreement and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.	The name of the contracting Company hereto shall be amended from United National Insurance Company to Global Indemnity Group, Inc.

2.	Section 2 of the Agreement shall be amended to read as follows:

2.

POSITION AND DUTIES. Effective January 1, 2012, the Executive shall serve as Executive Vice President reporting to the Chief Executive Officer of Global Indemnity Group, Inc. The Executive shall have such authority and duties, consistent with such position, as may, from time to time, be specified by the Board of Directors of the Company or the Chief Executive Officer of Global Indemnity Group, Inc. At the request of the Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of insurance, underwriting, reinsurance or other matters related to the business operations of the Company. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company.

3. Section 4(a) of the Agreement shall be amended to read as follows:

(a)	ANNUAL DIRECT SALARY. Effective on and after January 1, 2012, as compensation for services rendered to the Company under this Agreement, the Executive shall be entitled to receive from the Company an annual salary of not less than $275,000 per year, less all applicable taxes and withholdings (the “Annual Direct Salary”). Executive’s Annual Direct Salary shall be payable in substantially equal biweekly installments and shall be prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Board in February of each year this Agreement is in effect and may be adjusted in the discretion of the Board after taking into account the prevailing market value of the position and the then current pay increase practices of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.

4. All other terms, conditions and provisions and limitations of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Executive Employment Agreement.

ATTEST	GLOBAL INDEMNITY GROUP, INC.

/s/ Linda Hohn	/s/ Cynthia Y. Valko

WITNESS	WILLIAM J. DEVLIN, JR.

/s/ Stephen W. Ries	/s/ William J. Devlin, Jr.

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This is an Amendment, dated as of July 16, 2008, to an Executive Employment Agreement (also referred to herein as the “Agreement”) dated as of the 24th day of October 2005 between United National Insurance Company (the “Company”) and William J. Devlin, Jr., an individual residing at 119 Stout Road, Ambler, PA 19002 (the “Executive”).

WHEREAS, the Executive is employed by the Company as Vice President, Claims Litigation Management under the terms of an employment agreement dated October 24, 2005; and

WHEREAS, Section 2 of the Agreement entitled “Position and Duties” provides that the Executive shall serve as the Vice President, Claims Litigation Management, reporting to the Senior Vice President, Claims of the Company; and

WHEREAS, Section 4(a) of the Agreement entitled “Annual Direct Salary” provides that the Executive shall receive an annual direct salary of not less than $175,000 per year; and

WHEREAS, as of October 29, 2007, the Company desires to amend the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Agreement and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1. Section 2 of the Agreement shall be amended to read as follows:

2. POSITIONS AND DUTIES. Effective October 29, 2007, the Executive shall serve as the Senior Vice President, Claims reporting to the President of United America Indemnity Group, Inc. (“UAIGI”) The Executive shall have such authority and duties, consistent with such position, as may, from time to time, be specified by the Board of Directors of the Company (the “Board”) or the President of UAIGI. At the request of the Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of insurance, underwriting, reinsurance or other matters related to the business operations of the Company. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company.

2. Section 4(a) of the Agreement shall be amended to read as follows:

(a) ANNUAL DIRECT SALARY. Effective on and after October 29, 2007, as compensation for services rendered to the Company under this Agreement, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $225,000 per year, less all applicable taxes and withholdings (the “Annual Direct Salary”). Executive’s Annual Direct Salary shall be payable in substantially equal biweekly installments and shall be prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Board in January of each year this Agreement is in effect and may be adjusted in the discretion of the Board after taking into account the prevailing market value of the position and the then current pay increase practices of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.

3. Section 4 of the Agreement shall be amended by adding subsection (e) as follows:

(e) PROMOTION BONUS. The Company shall pay to the Executive a promotion bonus in the first payroll processed on or after October 29, 2007 equal to $15,000 (the “Promotion Bonus”), subject to all applicable taxes and withholdings. Following such payment of the Promotion Bonus, the Executive agrees to pay $15,000 to the Company if the Executive’s employment with the Company is terminated for Cause [as defined in Section 8(c) of the Agreement] or if the Executive terminates his employment with the Company without Good Reason [as defined in Section 9(b) of the Agreement] prior to the first anniversary date of this Amendment.

4. All other terms, conditions, provisions and limitation of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Executive Employment Agreement.

ATTEST	UNITED NATIONAL INSURANCE COMPANY

/s/ Caroline M. Tate	By:	/s/ David J. Myers

WITNESS	WILLIAM J. DEVLIN, JR.

/s/ J. Nicole Pryor	By:	/s/ William J. Devlin, Jr.

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EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated as of the 24th day of October, 2005, is between United National Insurance Company, a Pennsylvania corporation with its principal offices in Bala Cynwyd, PA (the “Company”) and William J. Devlin, Jr., an individual residing at 119 Stout Road, Ambler, PA 19002 (the “Executive”).

WHEREAS, Executive was appointed to the position of Vice President, Claims Litigation Management, effective as of October 24, 2005; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment as Vice President of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. TERM OF EMPLOYMENT; RENEWAL. The Company agrees to employ the Executive and the Executive accepts employment with the Company for the period commencing as of October 24, 2005 (the “Start Date”) and ending on December 31, 2008 (such initial period, as extended below, shall be referred to as the “Employment Term”). The term of this Agreement will automatically renew at the expiration of the then current term for an additional one-year period unless, at least ninety (90) days prior to the expiration date of the then current term, either party shall give written notice of non-renewal to the other, in which event this Agreement shall terminate at the end of the term then in effect. If the Company elects not to renew this Agreement at the expiration of the initial period (the “Non-Renewal Date”), and if at such time (i) there is no other event that would otherwise constitute “Cause” for the termination of the Executive’s employment hereunder, (ii) the Executive continues to comply with all his post-termination obligations, and (iii) executes a general release in form satisfactory to the Company, the Company shall continue to pay to the Executive his full Annual Direct Salary from the Non-Renewal Date in equal monthly installments until the earlier of (i) the Executive secures full time employment or (ii) six months from the Non-Renewal Date. Following the Non-Renewal Date, the Executive shall notify the Company in writing upon his commencement of any full-time employment.

2. POSITION AND DUTIES. The Executive shall serve as the Vice President, Claims Litigation Management of the Company, reporting to the Senior Vice President, Claims of the Company. The Executive shall have such authority and duties, consistent with such position, as may, from time to time, be specified by the Board of Directors of the Company (the “Board”) or the Senior Vice President, Claims. At the request of the Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of insurance, underwriting, reinsurance or other matters related to the business operation of the Company. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company.

3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote his business time, energies and talents to the business of the Company and shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all Company employees or senior executives as adopted by the Board

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from time-to-time. The Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude the Executive from (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs, and (iii) serving in a capacity as a certified arbitrator in disputes related to reinsurance or insurance during the Executive’s personal time, provided such activities do not, in the reasonable judgment of the Board, interfere with the proper performance of his duties and responsibilities hereunder.

4. COMPENSATION.

(a) ANNUAL DIRECT SALARY. During the term of this Agreement, as compensation for services rendered to Company under this Agreement, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $175,000 per year commencing as of the Start Date (the “Annual Direct Salary”). Executive’s Annual Direct Salary shall be payable in substantially equal biweekly installments, prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Board in January of each year this Agreement is in effect and may be adjusted in the discretion of the Board after taking into account the prevailing market value of the position and the then current pay increase practice of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.

(b) ANNUAL BONUS. During the term of this Agreement, Executive may be eligible for annual incentive awards under one or more programs adopted by the Board and established for each of the Company’s fiscal years. Award opportunities and other terms and conditions of these awards, if any, will be determined by the Board based on the achievement of goals and objectives established for each of the Company’s fiscal years, and shall not be paid until completion of the Company’s financial statements relating to the performance period at issue and satisfaction of any other conditions adopted as part of such programs. Nothing herein shall prohibit the Company from modifying or amending any such incentive awards plan from time to time, or from terminating any such plan.

(c) EQUITY INCENTIVE AWARDS. Provided that the Executive is actively employed in good standing by the Company at the time of the next meeting of the Board of Directors (“UAI Board”) of United America Indemnity, Ltd. (“UAI”), the Company shall recommend to the UAI Board that the Executive be granted 7,500 Restricted Class A Common Shares of UAI. During the Employment Term, the Executive may be eligible to receive additional equity incentive awards in UAI as determined by the UAI Board in its sole discretion. Such awards shall be subject to any exercise, vesting or other restrictions imposed upon such awards by the UAI Board in its discretion.

(d) SIGNING BONUS. The Company shall pay to the Executive a signing bonus on April 1, 2006 equal to $30,000 (the “Signing Bonus”), subject to all applicable taxes, provided that the start date is no later than October 24, 2005; provided further that Executive is actively employed and in good standing as of April 1, 2006. Following such payment of the Signing Bonus, the Executive agrees to pay $30,000 to the Company if the Executive’s employment with the Company is terminated for Cause [as defined in Section 8(c)] or if the Executive terminates his employment with the Company without Good Reason [as defined in Section 9(b)] prior to the first anniversary of the Start Date.

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5. FRINGE BENEFITS, VACATION TIME, EXPENSES, AND PERQUISITES.

(a) EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans, including, but not limited to, any pension plan, savings plan, medical or health-and-accident plan or arrangement generally made available by the Company to its executives and key management employees as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(b) The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(c) During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company from time to time) in performing services hereunder, provided that the Executive properly accounts, therefore, in accordance with Company policy.

(d) Except as otherwise specifically provided herein, nothing paid to the Executive under any benefit plan or arrangement shall be deemed to be in lieu of compensation to the Executive hereunder.

6. PROTECTION OF COMPANY INFORMATION. During the period of his employment, or at any later time following the termination of his employment for any reason, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not, without the written consent of the Board, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or use for any purpose other than to perform his duties hereunder, any “Confidential Information” of the Company or any of its Affiliates obtained by him while in the employ of the Company. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information, copyrights and patents, the identity of Company and Affiliate employees, Company and Affiliate books, records, files, financial information, business practices, policies and procedures, information about all services and products of the Company and its Affiliates, names of users or purchasers of the products or services of the Company or its affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state in which the Company or any of its Affiliates does business. No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by Executive, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive agrees that any breach of the restrictions set forth in

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this Section will result in irreparable injury to the Company and/or its Affiliates for which there is no adequate remedy at law and the Company and its Affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company, in writing, of any such requirement so that the Company or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable. The Executive shall execute and deliver the Company’s standard “work for hire” agreement regarding ownership by the Company of all rights in its confidential and business materials.

7. RESTRICTIVE COVENANTS.

(a) NON-COMPETITION AGREEMENT. The Executive acknowledges and agrees that the insurance business and operations of the Company are national in scope, and that the Company operates in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement, the Executive covenants and agrees that during his employment with the Company, and for a period of twelve (12) months following the termination of such employment for any reason (but in the case of termination for Cause pursuant to Section 8(c)(i), only after a determination by the Board of such substantial failure to perform), the Executive shall not (i) engage, whether as owner, manager, operator or otherwise, directly or indirectly, in any property and/or casualty insurance company (or holding company which controls such company or and affiliate of such property and/or casualty insurance company in such business) that is based in the United States or does a substantial amount of its business in the United States and that writes more than 15% of its written premium by issuing commercial insurance policies for businesses through a network of wholesale or managing general agents on a binding authority basis (or any reinsurance business providing services to the foregoing); provided however that the restrictions herein shall not prohibit or prevent the Executive from acting as an owner, manager, operator or employee of any wholesale general agent, (ii) use any information obtained in the course of the Executive’s employment by the Company for the purpose of notifying individuals of the Executive’s willingness to provide services after such termination in competition with the Company or in breach of this Agreement, or (iii) otherwise solicit for competitive purposes any person who is, or at any time during the term of the Executive’s employment by the Company was, a customer of the Company; provided that the Executive shall not be subject to the above restrictions if the Company fails to pay severance benefits due to the Executive, if any, pursuant to Section 9(b). Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 7(a). In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court.

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(b) RETURN OF MATERIALS. Upon termination of employment with the Company, the Executive shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, computer disks, software, reports and any other document or tangible items containing or constituting Confidential Information about the business of the Company and/or its Affiliates.

(c) NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. Should the Executive’s employment with the Company be terminated for any reason (whether such termination occurs during, upon expiration of, or following the original or the renewal term hereof), including, without limitation, as a result of his discharge by the Company with or without Cause or Executive’s voluntary resignation, for a period of twelve (12) months following such termination the Executive shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer, director, agent, consultant or independent contractor employed by or performing services for the Company or any of its Affiliates to leave the employ of or terminate services to the Company or such Affiliate, including, without limitation, working with the Executive, with the entity with which the Executive has affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; (ii) seek, either in his individual capacity or on behalf of any other entity, whether directly or indirectly to solicit, communicate with or contact or advise, or transact or otherwise engage in any insurance related business with (x) any party who is or was a customer of the Company or any of its Affiliates during Executive’s employment by the Company or at any time during the said twelve (12) month period, or (y) any party who was identified as a prospect of the Company or any of its Affiliates during Executive’s employment by the Company; or (iii) engage in or participate in any effort or act to induce any customer (as defined in subsection 7(c)(ii)) of the Company or any of its Affiliates to take any action which might be disadvantageous to the Company or its Affiliates. The Executive agrees that any breach of the restrictions set forth in Sections 6 and 7 will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it and in lieu of Section 15 hereof, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. In addition to its other remedies, the Company shall be entitled to reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement as a result of any breach by the Executive of this Section. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general agent or reinsurer with whom the Company or its affiliates has transacted business.

(d) In the event Executive breaches any of his covenants in this Section 7, the Company and its Affiliates shall be released from their obligation to make payments under Section 9 of this Agreement and (to the extent permitted by applicable law) to provide benefits or make payments under all employee benefit plans in which Executive participates, and the Company shall be entitled to reimbursement from the Executive of severance payments made to the Executive by the Company following termination of employment with the Company.

(e) The Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on the

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Executive; and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

8. TERMINATION.

(a) The Executive’s employment hereunder shall terminate upon his death, retirement, or the expiration of this Agreement. Upon the Executive’s death, any sums then due him shall be paid to the executor, administrator or other personal representative of the Executive’s estate.

(b) If the Executive becomes disabled (as certified by a licensed physician selected by the Company) and is unable to perform or complete his duties under this Agreement for a period of 180 consecutive days or 180 days within any twelve-month period, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Such termination shall be without prejudice to any right the Executive has under the disability insurance program maintained by the Company.

(c) The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the Executive substantially failing to perform his duties hereunder after notice from the Company and failure to cure such violation within 10 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any material Company policies, including, without limitation, the Company’s corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company employees or senior executives, (ii) the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its affiliates, (iii) the material violation by the Executive of any of the provisions of Sections 3, 6 or 7 hereof or other provisions of this Agreement after notice from Company and a failure to cure such violation within 10 days of said notice, (iv) a breach by the Executive of any representation or warranty contained herein, (v) the Board’s determination that the Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder, (vi) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of the Executive as Vice President, Claims Litigation Management of the Company, or (vii) the Executive being charged with a felony or other crime involving moral turpitude.

(d) The Company may choose to terminate the Executive’s employment at any time without Cause or reason.

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9. PAYMENTS UPON TERMINATION.

(a) If the Executive’s employment shall be terminated because of death, disability, or for Cause, the Company shall pay the Executive (or his executor, administrator or other personal representative, as applicable) his full Annual Direct Salary through the date of termination of employment at the rate in effect at the time of termination and the Company shall have no further obligations to the Executive under this Agreement (and the Executive shall not be entitled to payment of any unpaid bonus or incentive award); provided that in the event of a termination by the Company because of disability and other than in the case of employment in any Competitive Business the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary multiplied by six (6) months, with such amount payable in equal monthly installments and provided further that the foregoing amounts shall be reduced by any disability payments for which the Executive may otherwise be entitled. No payments or benefits shall be provided hereunder in connection with the Executive’s disability (i) unless and until the Company has first received a signed general release from the Executive (or the Executive’s guardian or legal representative) in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.

(b)      (i)     If the Executive’s employment is terminated by the Company without Cause; or

(ii)	If the Executive terminates his employment at any time following: (I) a notice from the Company that its principal executive offices are being relocated more than 90 miles from their current location or that the Executive’s principal place of employment is transferred to an office location more than 90 miles from his then current place of employment (unless in either case the effect of such relocation results in the Executive’s principal place of employment being less than forty (40) miles from his principal residence), and (II) the failure of the Company to offer the Executive a reasonable relocation package to cover direct out-of-pocket losses (if any) on the sale of the Executive’s primary residence, and temporary living expenses and moving costs, then the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then monthly Annual Direct Salary multiplied by twelve (12) months, with such amount payable in equal monthly installments; provided that the amount and term of such payments is subject to adjustment upon the Executive’s acceptance of an equity compensation package to be determined. The Company shall also maintain in full force and effect, for the continued benefit of the Executive for twelve (12) months, any medical or health-and-accident plan or arrangement of the Company in which the Executive is a participant at the time of such termination of employment; provided that the Executive shall remain responsible for continuing to pay his share of the costs of such coverage; provided further that the Company shall not be under any duty to maintain such coverage if the Executive becomes eligible for coverage under any other employer’s insurance and the Executive shall give the Company prompt notice of when such eligibility occurs. No payments or benefits shall be provided hereunder

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(i) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.

10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	William J. Devlin, Jr. 119 Stout Road Ambler, PA 19002

If to the Company:	United National Insurance Company Three Bala Plaza East, Suite 300 Bala Cynwyd, PA 19004 Attn: General Counsel

With copy to:	Fox Paine & company, LLC 950 Tower Lane, Suite 1150 Foster City, CA 94404 Attn: Troy Thacker

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. SUCCESSORS. This Agreement shall be binding upon the Executive, his heirs, executors or administrator, and the Company, and any successor to or assigns of the Company. This Agreement is not assignable by Executive. This Agreement is assignable by the Company to a successor to or purchaser of the Company’s business.

12. ENFORCEMENT OF SEPARATE PROVISIONS. Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without consent of any other person and, so long as the Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14. ARBITRATION. In the event that any disagreement or dispute whatsoever shall arise between the parities concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of

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arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorneys’ fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

15. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

16. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company, including the Prior Agreement, and this Agreement contains all the covenants and agreements between the parties with respect to the Executive’s employment.

17. ACKNOWLEDGEMENT. Executive acknowledges that he has carefully read and fully understands this Agreement and that the Company has provided him sufficient time to discuss such Agreement with an attorney.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	United National Insurance Company

/s/ Richard S. March	By:	/s/ William F. Schmidt
Asst - Secretary		William F. Schmidt, President

WITNESS:

/s/ Gerould J. Goetz	By:	/s/ William J. Devlin, Jr.
Sr. Vice President - CLAIMS		William J. Devlin, Jr.